EXHIBIT 10.2

NATIONAL PENN BANCSHARES, INC. PENSION PLAN
(Amended and Restated Effective January 1, 2001)
Amendment No. 5

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Pension Plan (Amended and Restated Effective January 1, 2001) (the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-4 thereto. The Company hereby amends the Plan as hereinafter set forth effective as of the execution date hereof except as expressly provided to the contrary herein.

1. Subsection 1(f) is amended to read as follows:

    "(f) "Average Annual Compensation" shall mean the average of a Member's Compensation for the five consecutive Plan Years in the final ten (or fewer) consecutive Plan Years that the Member both (i) is credited with at least 1,000 Hours of Service and (ii) is employed in an eligible status, that yields the highest average. A Plan Year in which a Member continues employment with a Participating Company but does not meet the Hours of Service or eligible status requirement shall be disregarded for purposes of the averaging calculation and determining consecutiveness".

2. Subsection 1(h) is amended to read as follows:

"(h)  Break in Service" or One-Year Break in Service" shall mean a Plan Year or other specified one-year computation period in which a Member is credited with 500 Hours of Service or less."

3. The third sentence from the end of subsection 1(ae) is amended to read as follows:

"For purposes of subsection 8(b) governing Service credited for purposes of vesting, each of the entities listed on Schedule A (and entities included within a controlled group of corporations or businesses within which any of them was included or a predecessor to any of them) shall be deemed a "Related Entity" for the period prior to the date set forth opposite its name on Column of Schedule A."

4. The initial paragraph of subsection 3(a) is amended to read as follows:

"Each and every Employee of a Participating Company who was participating in the Plan on the day before the date that this Amendment No. 5 is executed shall remain eligible to participate in the Plan. Each and every other Employee of a Participating Company shall be eligible for participation in the Plan on the Entry Date coincident with or next following the date on which such Employee both has completed one Year of Service for Eligibility and has attained age 20 ½ provided he then is employed by a Participating Company."

5. Subsection 3(a)(iii) is amended to read as follows:

"No person who is employed by Panasia Bank who was not a participant in the Plan on June 21, 2001, shall be eligible to participate.

6. The last sentence of subsection 3(c) is amended to substitute "five consecutive One-Year Breaks in Service" for "a Break in Service".

7. Subsection 4(b)(ii) is amended to read as follows:

"In no event shall a Member's Accrued Benefit on the execution date of this Amendment No. 5 be less than it was under the terms of the Plan as effective on the day before such date."

8. Subsection 4(c) is amended to add an introductory sentence to read as follows:

"A Member shall receive credit for Service for purposes of benefit accrual as provided in accordance with this subsection; provided, however, in no event shall a Member's Service for benefit accrual be less on the date this Amendment No. 5 is executed than it was under the rules of the Plan as in effect prior to that date."

9. Subsection 4(c)(i) is amended to read as follows:

"(i) For the Plan Year in which a Member first is credited with an Hour of Service in an eligible status with a Participating Company and last is credited with an Hour of Service in an eligible status with a Participating Company, the Member shall receive credit for one twelfth of a year of Service for each calendar month in which he is credited with at least one Hour of Service. For each other Plan Year (including a Plan Year in which a Member is rehired after a Severance Date or in which a Member suffers a Severance Date prior to rehire) in which a Member is employed in an eligible status with a Participating Company, the Member shall receive credit for one year of Service if, but only if, the Member is credited with at least 1,000 Hours of Service in an eligible status during that Plan Year."

10. Subsection 4(c)(iii) is deleted effective with respect to the period beginning on or after the execution date of this Amendment No. 5.

11. The second sentence of subsection 5(a) is amended to read as follows:

"Retirement benefits shall start with the first day of the month coincident with or next following the month in which retirement occurs, subject to earlier commencement under subsection 5(d)."

12. Subsection 5(d) is amended to read as follows:

"(i) Termination Prior to Late Retirement Date. Notwithstanding the second sentence of subsection 5(a) or any other provision of the Plan, a Member whose Severance Date occurs prior to the April 1st of the calendar year following the calendar year in which he has attained age 70-1/2 (the "Required Beginning Date") may elect in accordance with procedures the Committee adopts and the applicable requirements of the Code to defer commencement of his Accrued Benefit provided payment begins on or before the April 1st of the calendar year following the calendar year in which he attains age 70-1/2. In such case, the Member's Accrued Benefit shall be adjusted to the Actuarial Equivalent Amount of his Accrued Benefit at Normal Retirement Date in accordance with the rules of subsection 7(b). Furthermore, unless the Member makes such an election or the election period set forth in subsection 5(c) has not expired, in no event shall the payment of benefits commence later than the sixtieth day after the last day of the Plan Year in which occurs the latest of (i) the Member's Normal Retirement Date, (ii) the Member's separation from service with all Participating Companies and Related Entities or (iii) the tenth anniversary of the year in which the Member commenced participation in the Plan.

(ii) Termination at or after Late Retirement Date. Distribution of benefits to a Member who continues employment beyond the Required Beginning Date must commence on or before the Required Beginning Date, retroactive to the January 1st of the year in which that Date occurs. If distribution begins prior to a Member's Late Retirement Date, the amount of benefit initially shall be determined as of the last day of the calendar year preceding the calendar year in which benefit payments commence payable in the form of a straight life annuity and shall be adjusted annually effective as of each January 1st thereafter in accordance with subsection 7(b). A Member whose benefit begins to be paid under this subsection 5(d)(ii) shall elect a form of distribution effective as of his Late Retirement Date pursuant to subsections 5(a)-(c) in accordance with Section 7."

13. The first sentence of subsection 7(b) is amended to insert the words "coincident with or" between the words "month" and "following" in sub clause (i) thereof.

14. The introductory portion of the first sentence of subsection 8(a) is amended to read as follows:

"Each Member who terminates employment with all Participating Companies and Related Entities on or after his Early Retirement Date but prior to his Normal Retirement Date shall be eligible to receive a pension commencing with the first day of any month coincident with or next following the month in which his Severance Date occurs in an amount equal to the amount calculated under Section 4 as of his Severance Date, reduced as follows:"

15. Subsection 9(b) is amended to read as follows:

"An Employee shall receive credit for a year of Service for each Plan Year in which the Employee is credited with at least 1,000 Hours of Service. If a Member has five consecutive One-Year Breaks in Service at time when he does not have a nonforfeitable right to any portion of his Accrued Benefit, then he shall lose credit for his years of Service credited for purposes of earning nonforfeitable benefits prior to such One-Year Breaks in Service. Notwithstanding the foregoing, in no event shall any Employee who has completed at least three years of Service under the Plan as in effect prior to the execution date of this Amendment No. 5 have his vested benefit calculated under the Plan as amended by Amendment No. 5 if that results in a lower vested percentage and in no event shall a Member's years of Service as of the day before the execution date of this Amendment No. 5 be reduced as a result of this Amendment No. 5."

16. Subsection 9(d)(iv) is amended to substitute "five consecutive One-Year Breaks in Service" for "a Break in Service".

17. Subsection 9(d)(v) is added effective March 28, 2005, to read as follows:

" Notwithstanding the foregoing provisions of this subsection 9(d), if the present lump sum value of the Member's nonforfeitable Accrued Benefit is more than $1,000 but not more than $5,000, the Member has not attained his Normal Retirement Date and the Member does not elect to have such distribution paid directly to an eligible retirement plan that such Member specifies, as provided for in subsection 9(g), or to receive such distribution directly, then the Member's Accrued Benefit shall be paid in a direct rollover to an individual retirement plan that the Committee designates, in accordance with the automatic rollover requirements of section 401(a)(31)(B) of the Code."

18. The heading for column (1) of Schedule A to the Plan is amended to read "Vesting Service".

19. Schedule A to the Plan is amended to add certain acquired businesses under the heading "Predecessor Employer", and across from each such added business to make the additions under columns (1) and (2) set forth below.

Entity	(1)	(2)

Pennsurance, Inc.	all service	July 1, 2004
D.E.Love Associates, Inc.	all service	December 1, 2004
Krombolz Agency, Inc.	all service	January 1, 2005

Executed this 29th day of March, 2005.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Earl Houseknecht	By: /s/ Sharon L. Weaver
Chair, Administrative Committee

(Corporate Seal)

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